Exhibit 99(a)

                          PRESS RELEASE

FOR IMMEDIATE RELEASE
FRIDAY
AUGUST 30, 1996





CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501) 688-8229





                 TCBY ANNOUNCES JERRY BUTTERBAUGH
               NEW VICE PRESIDENT, NATIONAL ACCOUNTS



LITTLE ROCK, AR - FRIDAY, AUGUST 30, 1996 - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced that Jerry Butterbaugh has joined the Company as Vice President, National Accounts. Mr. Butterbaugh will be responsible for pursuing strategic partnerships with foodservice and major petroleum companies for the development of co-branded locations.

Butterbaugh has over 20 years of experience in the restaurant and convenience store industries. He began his career in the convenience store industry and led the Development and Marketing departments at Kwik Shop, Inc. and Stop-N-Go Foods, Inc. He then moved to the foodservice industry, directing the development of Hardee's in the midwest and upper plains. Prior to coming to TCBY, Mr. Butterbaugh was National Director of Alternative Development for America's Favorite Chicken Company.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer - franchisor of frozen yogurt.

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